Exhibit 10.1
May 27, 2009
Blake Jorgensen
Dear Blake:
I am delighted to confirm our offer of employment and your acceptance to join LS&CO. as Executive Vice President and Chief Financial Officer, reporting to me. Your start date is anticipated to be on or before July 1, 2009. The details of our offer are as follows:
Work Location
•	Your work location will be San Francisco, CA.
Salary
•	Your starting salary will be $12,500.00 per week (approximately $650,000.00 per year). The position is assigned to the Executive Band in the company’s compensation program.
Annual Incentive Plan
•	Your target participation in the Annual Incentive Program (AIP) is 75% of your base salary, with a 2009 target value of $487,500. Your award opportunity under this plan is up to 200% of target value as determined by your individual performance and the performance of the company. Your 2009 AIP award will not be prorated if your start date is on or before July 1, 2009. In addition, we guarantee your 2009 AIP award at a minimum 50% of target. This payment will be made in the first quarter of 2010. A detailed explanation of the program is included with this letter.
Long Term Incentive — Stock Appreciation Rights
•	You will participate in the Company’s Senior Executive Equity Incentive Plan. For 2009, you will receive Stock Appreciation Rights (SARs) totalling 82,264 units. This includes a standard grant of 41,132 units and a one-time special grant of 41,132 units. These grants will be made in July 2009 pending Board of Directors approval of the strike price for your grant. Further details regarding your grant will be provided along with your SARs Grant Notice in July 2009.

For 2010, you will receive a Stock Appreciation Rights (SARs) grant of one and one half times the standard grant level for your position. This grant will be made in February 2010 pending Board of Directors approval of the strike price for the grant. Further details regarding your grant will be provided along with your SARs Grant Notice in February 2010.

Jorgensen — 2
Signing Bonus
•	You will receive a one-time signing bonus of $250,000.00 (gross), paid within 30 days of your hire date.
•	This signing bonus is offered in anticipation of the contributions you will make to our business over time. In the event that you resign before completing twenty-four months (24 -months) of employment, or you are terminated for cause before twenty-four months (24 -months) of employment, you will be required to repay the prorated, remaining balance of your signing bonus. Any such repayment may be deducted in whole or in part from any final payments due to you.
•	Enclosed you will find a Signing Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.
Benefits
•	Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long term savings programs which provide important tax advantages for your savings.
•	You are eligible to participate in the executive perquisite programs associated with a position at your level. The total benefit of these programs, including parking and the perquisite cash allowance, is approximately $19,374.00. The value of the perquisite cash allowance is $15,000.00 per year, paid out to you in two installments each year. The first payment is in January and the second is in June.
•	We will make an exception and you will accrue four weeks of TOPP (Time Off with Pay Program) during your first year of employment.
The above describes some of the terms of Levi Strauss and Company’s compensation and benefit programs, which may be updated periodically. The official documents govern in all cases. Questions about your compensation, benefits or other Human Resources related issues may be directed to Cathy Unruh, Sr. Vice President, Human Resources, at (415) 501-6588.
Worldwide Code of Business Conduct
•	You will be provided you with a copy of the Worldwide Code of Business Conduct (“WCOBC”). The WCOBC sets out basic principles to guide all employees of the company with how LS&CO. conducts business while at the same time provides helpful guideposts for behavior while on the job. You will find enclosed with this letter a copy of the Statement of Commitment which each employee is required to sign agreeing to abide by the principles set forth in the WCOBC. Compliance with the WCOBC is a fundamental condition of employment. Please bring the form on your first day. If you should have any questions, please let me know before your start date.
Jorgensen — 3

Other
•	You will need to provide evidence that you are legally authorized to work in the United States. Please refer to the attached sheet for the type of evidence required according to the government’s I-9 regulations. Your employment is specifically conditioned upon your providing this information within 72 hours of your start date.
•	LS&CO. expects your association with the company will be mutually beneficial. Nonetheless, LS&CO. is an “at-will employer,” which means you or LS&CO. can terminate your employment at LS&CO. at any time with or without cause, and with or without notice. Only the President, Chief Executive Officer or Senior Vice President of Human Resources can authorize an employment agreement to the contrary and then such employment agreement must be in writing.
Blake, we are very excited about you joining the company. We are confident that you will make a valuable contribution to Levi Strauss & Co.’s business.
Sincerely,
/s/ John Anderson
John Anderson
President and Chief Executive Officer

CC:	Cathy Unruh, Sr. Vice President, Human Resources

Attachments:	I-9 Requirements Signing Bonus Acknowledgment Code of Conduct Annual Incentive Plan

/s/ Blake Jorgensen	May 27, 2009

Signed: Blake Jorgensen	Date